                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-103464

PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 4, 2003)


                                2,950,000 SHARES

                          NEWFIELD EXPLORATION COMPANY
                                  COMMON STOCK

                                ---------------

     This prospectus supplement supplements the prospectus, dated April 4, 2003, of Newfield Exploration Company relating to the sale from time to time of up to an aggregate of 2,950,000 shares of our common stock for the account of selling stockholders. This prospectus supplement contains additional information regarding the selling stockholders. A selling stockholder may sell none, some or all of the shares offered by this prospectus supplement and the accompanying prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol "NFX." On January 6, 2004, the last reported sales price for our common stock was $44.74 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 1 OF THE ACCOMPANYING PROSPECTUS.

                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                ---------------



               THIS PROSPECTUS SUPPLEMENT IS DATED JANUARY 7, 2004

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

About Newfield Exploration Company......................................... S-1
Selling Stockholders....................................................... S-1


                                   PROSPECTUS

About Newfield Exploration Company.........................................   1
Risk Factors...............................................................   1
Forward-Looking Statements.................................................   8
Use of Proceeds............................................................   8
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  10
Validity of Securities.....................................................  12
Experts....................................................................  12
Where You Can Find More Information........................................  12

                               -------------------

     This document is in two parts. The first part is this prospectus supplement, and the second part is the prospectus. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should carefully read in their entirety this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference. You should pay special attention to "Risk Factors" beginning on page 1 of the accompanying prospectus to determine whether an investment in shares of our common stock is appropriate for you. For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, references to "us," "we," "our" or "Newfield" are to Newfield Exploration Company and its subsidiaries. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.

                       ABOUT NEWFIELD EXPLORATION COMPANY

     We are an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. Our company was founded in 1989, and we acquired our first property in 1990. Our initial focus area was the Gulf of Mexico. In the mid-1990s, we began to expand our operations to other select areas. Our primary areas of operation now include the U.S. onshore Gulf Coast and the Anadarko and Arkoma Basins.

     Our executive offices are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000. We maintain a website on the Internet at http://www.newfld.com.

                              SELLING STOCKHOLDERS

     The maximum number of shares of our common stock that may be sold pursuant to this prospectus supplement and the accompanying prospectus remains 2,950,000. The shares of our common stock to which this prospectus supplement and the accompanying prospectus relate are currently owned by Warburg, Pincus Equity Partners, L.P. and WP EEX LLC. Warburg, Pincus Equity Partners, L.P. may from time to time distribute the 2,787,750 shares of our common stock owned by it to its partners, and WP EEX LLC may from time to time distribute the 162,250 shares of our common stock owned by it to its members, who may from time to time in turn distribute such shares to their beneficial owners. These potential distributees are being added in this prospectus supplement as selling stockholders of the shares of our common stock to which this prospectus supplement and the accompanying prospectus relate.

     The information in the table below is as of January 7, 2004 and is based upon information provided by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees and other successors.

                                              NUMBER OF SHARES                      NUMBER OF SHARES
                                             BENEFICIALLY OWNED  NUMBER OF SHARES  BENEFICIALLY OWNED  PERCENTAGE OF SHARES
         NAME OF SELLING STOCKHOLDER          PRIOR TO OFFERING   BEING OFFERED    AFTER OFFERING (1)    OUTSTANDING (2)
---------------------------------------------------------------------------------------------------------------------------
Warburg, Pincus Equity Partners, L.P. (3)(4)      2,787,750         2,787,750              -                   5.0%

WP EEX LLC (3)(5)                                  162,250           162,250               -                    *

Warburg, Pincus Partners, LLC (4)                  590,000           590,000               -                   1.0%

Washington State Investment Board                  236,000           236,000               -                    *

State Treasurer of the State of Michigan,          177,000           177,000               -                    *
Custodian of the Michigan Public School
Employees Retirement System, State Employees
Retirement System, Michigan State Police
Retirement System and Michigan Judges
Retirement System

General Electric Pension Trust                     147,500           147,500               -                    *

New York State Common Retirement Fund              147,500           147,500               -                    *

Bell Atlantic Master Trust                         118,000           118,000               -                    *

Teachers Retirement System of Louisiana            118,000           118,000               -                    *

The Chase Manhattan Bank, N.A., as Directed        118,000           118,000               -                    *
Trustee for the IBM Retirement Plan Trust

Boston Safe Deposit and Trust Company, as          113,237           113,237               -                    *
Trustee for the Lucent Technologies Inc.
Master Pension Trust

Warburg, Pincus Equity Partners Trust              95,580             95,580               -                    *

Stichting Pensioenfonds ABP                        88,500             88,500               -                    *

BSWP I, LLC, by BellSouth Master Pension           73,750             73,750               -                    *
Trust, a member, by State Street Bank &
Trust Company, as Trustee

Procific                                           70,800             70,800               -                    *

                                              NUMBER OF SHARES                      NUMBER OF SHARES
                                             BENEFICIALLY OWNED  NUMBER OF SHARES  BENEFICIALLY OWNED  PERCENTAGE OF SHARES
         NAME OF SELLING STOCKHOLDER          PRIOR TO OFFERING   BEING OFFERED    AFTER OFFERING (1)    OUTSTANDING (2)
---------------------------------------------------------------------------------------------------------------------------
ML - Warburg Pincus Trust                          64,900             64,900               -                    *

Minnesota State Board of Investment                59,000             59,000               -                    *

MVE, Inc.                                          59,000             59,000               -                    *

Pensioenfonds PGGM                                 59,000             59,000               -                    *

Public Employees Retirement Association of         59,000             59,000               -                    *
Colorado

Warburg, Pincus & Co.                              56,050             56,050               -                    *

Chrysler Corp. Retirement Trust, by GE             44,250             44,250               -                    *
Investment Management Incorporated, solely
as Investment Advisor

Novartis Pension Fund                              44,250             44,250               -                    *

State Teachers Retirement System of Ohio           44,250             44,250               -                    *

Pine Street I Holdings LLC                         36,564             36,564               -                    *

Leeway & Co.                                       34,262             34,262               -                    *

Sandpiper Investment Co.                           32,450             32,450               -                    *

Bank One Investment Corporation                    29,500             29,500               -                    *

First Colony Life Insurance Company                29,500             29,500               -                    *

State Street Bank & Trust Company, as              29,500             29,500               -                    *
Trustee for the ConAgra Master Trust

State Street Bank & Trust Company, as              29,500             29,500               -                    *
Trustee for the Long-Term Investment Trust
Account (AT&T)

Teachers Insurance &Annuity Association of         29,500             29,500               -                    *
America

Shell Pensions Trust Limited                       23,600             23,600               -                    *

National Union Fire Insurance Company of           22,435             22,435               -                    *
Pittsburgh, PA

                                              NUMBER OF SHARES                      NUMBER OF SHARES
                                             BENEFICIALLY OWNED  NUMBER OF SHARES  BENEFICIALLY OWNED  PERCENTAGE OF SHARES
         NAME OF SELLING STOCKHOLDER          PRIOR TO OFFERING   BEING OFFERED    AFTER OFFERING (1)    OUTSTANDING (2)
---------------------------------------------------------------------------------------------------------------------------
Atlantic Equity Corporation                        19,175             19,175               -                    *

Americas Select Private Equity Partners LLC        17,700             17,700               -                    *

Boston Safe Deposit and Trust Company, as          17,700             17,700               -                    *
Trustee for the Employees Retirement Income
Plan Trust of Minnesota Mining and
Manufacturing Company

Illinois State Board of Investment                 17,700             17,700               -                    *

JP Morgan Chase, as Directed Trustee of the        17,700             17,700               -                    *
Delta Master Trust

PNC Venture Corp.                                  17,700             17,700               -                    *

State Street Bank & Trust Company, as              17,700             17,700               -                    *
Trustee for the Textron Inc. Master Trust

The Norinchukin Bank                               17,700             17,700               -                    *

The Northern Trust Company, as Trustee of          17,700             17,700               -                    *
the Bristol-Myers Squibb Company Defined
Benefit Master Trust

77 additional selling stockholders                 498,845           498,845               -                    *
aggregating less than 1% of total
outstanding common stock

-------------
(1) The beneficial ownership in this column assumes that each selling stockholder sells all of the shares being offered pursuant to this prospectus supplement and the accompanying prospectus that are beneficially owned by such selling stockholder and that prior to the sale of such shares such selling stockholder does not acquire additional shares or dispose of shares beneficially owned by such stockholder that are not being offered pursuant to this prospectus supplement and the accompanying prospectus. A selling stockholder may sell none, some or all of the shares, including the shares being offered pursuant to this prospectus supplement and the accompanying prospectus, beneficially owned by such selling stockholder or acquire additional shares. We cannot predict when or in what amounts a selling stockholder may sell any of the shares being offered pursuant to this prospectus supplement and the accompanying prospectus or any other shares beneficially owned by such selling stockholder or acquire additional shares.

(2) The asterisk indicates ownership of less than 1% of the outstanding shares of our common stock.

(3) From time to time, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("Warburg L.P."), may distribute a portion or all of its shares to its partners, and WP EEX LLC, a Delaware limited liability company ("WP EEX LLC"), may distribute a portion or all of its shares to its members who in turn may distribute such shares to their beneficial owners. Such partners and beneficial owners are identified in this prospectus supplement. In no event will the maximum number of shares being offered pursuant to this prospectus supplement and the accompanying prospectus by the partners of Warburg L.P. as a group or the members of WP EEX LLC and their beneficial owners as a group exceed 2,787,750 or 162,250 shares, respectively.

(4) The sole general partner of Warburg L.P. is Warburg, Pincus & Co., a New York general partnership ("WP & Co."). Warburg Pincus LLC (formerly known as E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("WP LLC"), manages Warburg L.P. Howard H. Newman, a director of our company, is a general partner of WP & Co. and a Vice Chairman, Managing Director and member of WP LLC. Mr. Newman individually holds 84,796 shares of our common stock. In addition, WP & Co. is also the sole general partner of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"). WPV, which is also managed by WP LLC, holds 928 shares of our common stock.

(5)  Mr. Newman is a member of the management committee of WP EEX LLC.


     All expenses of registration of the shares being offered pursuant to this prospectus supplement and the accompanying prospectus are being borne by Newfield, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

PROSPECTUS



                                2,950,000 SHARES



                          NEWFIELD EXPLORATION COMPANY
                                  COMMON STOCK

                                   ----------

     This prospectus relates to the offer and sale from time to time of up to an aggregate of 2,950,000 shares of our common stock for the account of the stockholders named in this prospectus. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol "NFX." On April 3, 2003, the last reported sales price for our common stock was $33.00 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 1.

                                   ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------





                   THIS PROSPECTUS IS DATED APRIL 4, 2003

                               TABLE OF CONTENTS


About Newfield Exploration Company ........................................    1
Risk Factors ..............................................................    1
Forward-Looking Statements ................................................    8
Use of Proceeds ...........................................................    8
Selling Stockholders ......................................................    9
Plan of Distribution ......................................................   10
Validity of Securities ....................................................   12
Experts ...................................................................   12
Where You Can Find More Information .......................................   12


                                   ----------

                       ABOUT NEWFIELD EXPLORATION COMPANY

    We are an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. Our company was founded in 1989, and we acquired our first property in 1990. Our initial focus area was the Gulf of Mexico. In the mid-1990s, we began to expand our operations to other select areas. Our primary areas of operation now include the U.S. onshore Gulf Coast, West Texas, the Anadarko Basin and offshore northwest Australia.

     Our executive offices are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000. We maintain a website on the Internet at http://www.newfld.com.

                                  RISK FACTORS

     Your investment in our securities will involve risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our common stock is appropriate for you.

RISKS ASSOCIATED WITH OUR OPERATIONS

     OIL AND GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES FOR AN EXTENDED PERIOD OF TIME ARE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS. Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. These prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce.

     Among the factors that can cause fluctuations are:

o    the domestic and foreign supply of oil and natural gas;

o    the price and availability of alternative fuels;

o    weather conditions;

o    the level of consumer demand;

o    the price of foreign imports;

o    world-wide economic conditions;

o    political conditions in oil and gas producing regions; and

o    domestic and foreign governmental regulations.

     OUR USE OF OIL AND GAS PRICE HEDGING CONTRACTS INVOLVES CREDIT RISK AND MAY LIMIT FUTURE REVENUES FROM PRICE INCREASES AND RESULT IN SIGNIFICANT FLUCTUATIONS IN OUR NET INCOME. We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.



    OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO FIND, DEVELOP AND ACQUIRE OIL AND GAS RESERVES. As is generally the case, our producing properties in the Gulf of Mexico and the onshore Gulf Coast often have high initial production rates, followed by steep declines. To maintain production levels, we must locate and develop or acquire new oil and gas reserves to replace those depleted by production. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. We may be unable to find and develop or acquire additional reserves at an acceptable cost. In addition, substantial capital is required to replace and grow reserves. If lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under our credit arrangements, we may be unable to expend the capital necessary to locate and develop or acquire new oil and gas reserves.

    ACTUAL QUANTITIES OF RECOVERABLE OIL AND GAS RESERVES AND FUTURE CASH FLOWS FROM THOSE RESERVES MOST LIKELY WILL VARY FROM OUR ESTIMATES. Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

o    the quality and quantity of available data;

o    the interpretation of that data;

o    the accuracy of various mandated economic assumptions; and

o    the judgment of the persons preparing the estimate.

     The proved reserve information incorporated by reference in this prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.

     Actual quantities of recoverable oil and gas reserves, future production, oil and gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.

     You should not assume that the present value of future net cash flows incorporated by reference in this prospectus is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

     IF OIL AND GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE WRITEDOWNS. We may be required to writedown the carrying value of our oil and gas properties when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

    We capitalize the costs to acquire, find and develop our oil and gas properties under the full cost accounting method. The net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using period-end oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value for unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of the excess to earnings. We review the carrying value of our properties quarterly, based on prices in effect (including the value of our hedge positions) as of the end of each quarter or as of the time of reporting our results. The carrying value of oil and gas properties is computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.

    WE MAY BE SUBJECT TO RISKS IN CONNECTION WITH ACQUISITIONS. The successful acquisition of producing properties requires an assessment of several factors, including:

o    recoverable reserves;

o    future oil and gas prices;

o    operating costs; and

o    potential environmental and other liabilities.

     The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis.

     COMPETITIVE INDUSTRY CONDITIONS MAY NEGATIVELY AFFECT OUR ABILITY TO CONDUCT OPERATIONS. Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop their properties. Many of our competitors have financial resources that are substantially greater than ours, which may adversely affect our ability to compete with these companies.

     DRILLING IS A HIGH-RISK ACTIVITY. Our future success will depend on the success of our drilling programs. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

o    unexpected drilling conditions;

o    pressure or irregularities in formations;

o    equipment failures or accidents;

o    adverse weather conditions;

o    compliance with governmental requirements; and

o shortages or delays in the availability of drilling rigs and the delivery of equipment.

     THE OIL AND GAS BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES; INSURANCE MAY NOT PROTECT US AGAINST ALL THESE RISKS. These risks include:

o    fires;

o    explosions;

o    blow-outs;

o    uncontrollable flows of oil, gas, formation water or drilling fluids;

o    natural disasters;

o    pipe or cement failures;

o    casing collapses;

o    embedded oilfield drilling and service tools;

o    abnormally pressured formations; and

o environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of:

o    injury or loss of life;

o severe damage to or destruction of property, natural resources and equipment;

o    pollution and other environmental damage;

o    investigatory and clean-up responsibilities;

o    regulatory investigation and penalties;

o    suspension of our operations; and

o    repairs to resume operations.

If we experience any of these problems, our ability to conduct operations could be adversely affected.

     Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for our exploration and development programs and acquisitions, or result in loss of properties.

     We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

     WE HAVE RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS. We currently have international activities and we continue to evaluate and pursue new opportunities for international expansion in select areas. Ownership of property interests and production operations in areas outside the United States is subject to the various risks inherent in foreign operations. These risks may include:

o    currency restrictions and exchange rate fluctuations;

o loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;

o    increases in taxes and governmental royalties;

o renegotiation of contracts with governmental entities and quasi-governmental agencies;

o changes in laws and policies governing operations of foreign-based companies;

o    labor problems; and

o other uncertainties arising out of foreign government sovereignty over our international operations.

     Our international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, if a dispute arises with respect to our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.

     EXPLORATION IN DEEPWATER INVOLVES GREATER OPERATING AND FINANCIAL RISKS THAN EXPLORATION AT SHALLOWER depths. These risks could result in substantial losses. Deepwater drilling and operations require the application of recently developed technologies and involve a higher risk of mechanical failure. We will likely experience significantly higher drilling costs for any deepwater wells that we drill. In addition, much of the deepwater play lacks the physical and oilfield service infrastructure present in shallower waters. As a result, development of a deepwater discovery may be a lengthy process and require substantial capital investment, resulting in significant financial and operating risks.

     In addition, as we carry out our drilling program in deepwater, it is likely that we will not initially serve as operator of the wells. As a result, we may have limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these deepwater projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities in the deepwater of the Gulf of Mexico. The success and timing of drilling and exploitation activities on properties operated by others therefore depend upon a number of factors that will be largely outside of our control, including:

o    the timing and amount of capital expenditures;

o the availability of suitable offshore drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;

o    the operator's expertise and financial resources;

o    approval of other participants in drilling wells; and

o    selection of technology.

     OTHER INDEPENDENT OIL AND GAS COMPANIES' LIMITED ACCESS TO CAPITAL MAY CHANGE OUR EXPLORATION AND DEVELOPMENT PLANS. Many independent oil and gas companies have limited access to the capital necessary to finance their activities. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our drilling and development plans with respect to the affected project.

     WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS. Exploration, development, production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

o    discharge permits for drilling operations;

o    drilling bonds;

o    reports concerning operations;

o    the spacing of wells;

o    unitization and pooling of properties; and

o    taxation.

     Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

RISKS ASSOCIATED WITH OUR COMMON STOCK

     WE DO NOT INTEND TO PAY, AND ARE RESTRICTED IN OUR ABILITY TO PAY, DIVIDENDS ON OUR COMMON STOCK. We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will depend on our future performance and liquidity. In addition, our credit facility contains restrictions on our ability to pay cash dividends on our capital stock, including our common stock.

     OUR CERTIFICATE OF INCORPORATION, STOCKHOLDERS RIGHTS AGREEMENT AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE AN ACQUISITION OR CHANGE OF CONTROL OF OUR COMPANY. Our stockholders rights agreement, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement and the documents we incorporate by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference herein, including statements regarding estimated or anticipated operating and financial data, production targets, anticipated production rates, planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, wells planned to be drilled in the future, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including:

o    drilling results;

o    oil and gas prices;

o    industry conditions;

o    the prices of goods and services;

o    the availability of drilling rigs and other support services; and

o    the availability of capital resources.

     The information contained in this prospectus and the documents incorporated by reference into this prospectus identify additional factors that could affect our operating results and performance. We urge you to carefully consider these factors.

     All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.

                                 USE OF PROCEEDS

     Newfield will not receive any proceeds from the sale of the shares of common stock by the selling stockholders named herein.

                              SELLING STOCKHOLDERS


     On November 26, 2002, we acquired EEX Corporation by merging a newly formed, wholly owned subsidiary of our company, Newfield Operating Company, into EEX. By operation of the merger, the selling stockholders named below received shares of our common stock in exchange for the shares of EEX preferred stock owned by them. In connection with the merger, we agreed to register the resale by the selling stockholders of the shares of our common stock issued to the selling stockholders in the merger.

     The information in the table below is as of April 3, 2003 and is based upon information provided by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

                                                       Number of                         Number of
                                                        Shares          Number of         Shares         Percentage
                                                      Beneficially       Shares        Beneficially         of
                                                      Owned prior         being         Owned after     Outstanding
        Name of Selling Stockholder                   to Offering        Offered        Offering(1)      Shares(2)
-------------------------------------------          --------------    ------------    ------------     -----------
Warburg, Pincus Equity Partners, L.P.(3)(4)....        2,787,750        2,787,750           --               5.4%
WP EEX LLC(3)(5)...............................          162,250          162,250           --                *

----------

(1) The beneficial ownership in this column assumes that each selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by such selling stockholder and that prior to the sale of such shares such selling stockholder does not acquire additional shares or dispose of shares beneficially owned by such stockholder that are not being offered pursuant to this prospectus. A selling stockholder may sell none, some or all of the shares, including the shares offered by this prospectus, beneficially owned by such selling stockholder or acquire additional shares. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus or any other shares beneficially owned by such selling stockholder or acquire additional shares.

(2) The asterisk indicates ownership of less than 1% of the outstanding shares of our common stock.

(3) From time to time, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("Warburg L.P."), may distribute a portion or all of its shares to its partners, and WP EEX LLC, a Delaware limited liability company ("WP EEX LLC"), may distribute a portion or all of its shares to its members. In the event of such a distribution, and to the extent these partners and/or members, as applicable, then intend to use this prospectus to sell any of such shares, these partners and/or members, as applicable, will be identified in a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933. In no event will the maximum number of shares offered pursuant to this prospectus by the partners of Warburg L.P. as a group or the members of WP EEX LLC as a group exceed 2,787,750 or 162,250 shares, respectively.

(4) The sole general partner of Warburg L.P. is Warburg, Pincus & Co., a New York general partnership ("WP & Co."). Warburg Pincus LLC (formerly known as E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("WP LLC"), manages Warburg L.P. Howard H. Newman, a director of our company, is a general partner of WP & Co. and a Vice Chairman, Managing Director and a member of WP LLC. Mr. Newman individually holds 69,263 shares of our common stock. In addition, WP & Co. is also the sole general partner of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"). WPV, which is also managed by WP LLC, holds 1,864,735 shares of our common stock.

(5)  Mr. Newman is a member of the management committee of WP EEX LLC.

     All expenses of registration of the shares offered by this prospectus are being borne by Newfield, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus are subject to restrictions under the Registration Rights Agreement dated as of May 29, 2002 by and among our company, Warburg L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V., as amended. Subject to those restrictions, sales of shares by the selling stockholders referred to in this prospectus may be made from time to time in one or more transactions, on the New York Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

o a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

o exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o    firm commitment or best efforts underwritings; and

o    privately negotiated transactions.

     An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder's agent in the sale of shares by such selling stockholder.

     In connection with distributions of the shares offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling stockholders may also sell our common stock short and deliver the shares to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

o    the short sales of our common stock referred to above;

o the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

o the delivery by the selling stockholders of shares to close out short positions.

     The selling stockholders may also pledge the shares registered hereunder to a broker or dealer or other financial institution and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also donate the shares registered hereunder to a third party and such donee may effect sales of the shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The foregoing description in this paragraph is subject to a selling stockholder's compliance with Section 16(c) of the Securities Exchange Act of 1934, to the extent and during such periods as
Section 16(c) is applicable to such selling stockholder.

     The selling stockholders and any underwriters, brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     We have agreed to indemnify the selling stockholders named herein against certain liabilities that they may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act of 1933, and to contribute to payments that the selling stockholders may be required to make with respect thereto. Agents, underwriters, brokers and dealers may be entitled under agreements entered into by the selling stockholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

     There can be no assurance that any of the selling stockholders will sell any or all of the shares offered hereby.

                             VALIDITY OF SECURITIES

     The validity of the shares offered by this prospectus has been passed upon for Newfield by Vinson & Elkins L.L.P., Houston, Texas.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our change in method for assessing hedge effectiveness, and our change in accounting method for our derivatives and hedging activities and our crude oil inventories as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of EEX Corporation (EEX) appearing in EEX's Annual Report (Form 10-K) for the year ended December 31, 2001 incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about EEX's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     Our common stock is listed on the New York Stock Exchange under the symbol "NFX." Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

     The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

o    our annual report on Form 10-K for the year ended December 31, 2002;

o    our current report on Form 8-K/A filed on February 10, 2003;

o the description of our common stock contained in our Form 8-A registration statement filed on November 4, 1993; and

o the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on February 18, 1999.

     You may request a copy of these filings at no cost, by writing us at the following address or telephoning us at the following number:

                          Newfield Exploration Company
                        Attention: Stockholder Relations
                         363 N. Sam Houston Parkway E.,
                                   Suite 2020
                              Houston, Texas 77060
                                 (281) 847-6000

     You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.